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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                           (AMENDMENT NO.__________)*

                              E-TEK Dynamics, Inc.
                                (Name of Issuer)

                               Common Stock, $.001
                         (Title of Class of Securities)

                                    269240107
                                 (CUSIP Number)

                                December 31, 1998
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [ ] Rule 13d-1(b)
      [ ] Rule 13d-1(c)
      [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 36 Pages

-------------------                                           ------------------
CUSIP NO. 269240107               SCHEDULE 13G                PAGE 2 OF 36 PAGES
--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Summit Ventures IV, L.P.
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware limited partnership
--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                           0 shares
    NUMBER OF
                 ---------------------------------------------------------------
     SHARES       6  SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY               25,479,305 shares
                 ---------------------------------------------------------------
      EACH        7  SOLE DISPOSITIVE POWER
   REPORTING
     PERSON                0 shares
                 ---------------------------------------------------------------
      WITH        8  SHARED DISPOSITIVE POWER

                           25,479,305 shares
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           25,479,305 shares
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [ ]


--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           41.47%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

           PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 2 of 36 Pages

-------------------                                           ------------------
CUSIP NO. 269240107               SCHEDULE 13G                PAGE 3 OF 36 PAGES
--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Summit Partners IV, L.P.
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
 3   SEC USE ONLY


--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware limited partnership
--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                           0 shares
    NUMBER OF
                 ---------------------------------------------------------------
     SHARES       6  SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY               25,479,305 shares
                 ---------------------------------------------------------------
      EACH        7  SOLE DISPOSITIVE POWER
   REPORTING
     PERSON                0 shares
                 ---------------------------------------------------------------
      WITH        8  SHARED DISPOSITIVE POWER

                           25,479,305 shares
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           25,479,305 shares
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [ ]


--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           41.47%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

           PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 3 of 36 Pages

-------------------                                           ------------------
CUSIP NO. 269240107               SCHEDULE 13G                PAGE 4 OF 36 PAGES
--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Stamps, Woodsum & Co. IV
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
 3   SEC USE ONLY


--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           Massachusetts general partnership
--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                           0 shares
    NUMBER OF
                 ---------------------------------------------------------------
     SHARES       6  SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY               25,479,305 shares
                 ---------------------------------------------------------------
      EACH        7  SOLE DISPOSITIVE POWER
   REPORTING
     PERSON                0 shares
                 ---------------------------------------------------------------
      WITH        8  SHARED DISPOSITIVE POWER

                           25,479,305 shares
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           25,479,305 shares
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [ ]


--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           41.47%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

           PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 4 of 36 Pages

-------------------                                           ------------------
CUSIP NO. 269240107               SCHEDULE 13G                PAGE 5 OF 36 PAGES
--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Summit/E-TEK Holdings, L.L.C.
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
 3   SEC USE ONLY


--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware limited liability company
--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                           0 shares
    NUMBER OF
                 ---------------------------------------------------------------
     SHARES       6  SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY               25,479,305 shares
                 ---------------------------------------------------------------
      EACH        7  SOLE DISPOSITIVE POWER
   REPORTING
     PERSON                0 shares
                 ---------------------------------------------------------------
      WITH        8  SHARED DISPOSITIVE POWER

                           25,479,305 shares
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           25,479,305 shares
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [ ]


--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           41.47%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

           CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 5 of 36 Pages

-------------------                                           ------------------
CUSIP NO. 269240107               SCHEDULE 13G                PAGE 6 OF 36 PAGES
--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Summit Investors III, L.P.
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
 3   SEC USE ONLY


--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware limited partnership
--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                           0 shares
    NUMBER OF
                 ---------------------------------------------------------------
     SHARES       6  SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY               25,479,305 shares
                 ---------------------------------------------------------------
      EACH        7  SOLE DISPOSITIVE POWER
   REPORTING
     PERSON                0 shares
                 ---------------------------------------------------------------
      WITH        8  SHARED DISPOSITIVE POWER

                           25,479,305 shares
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           25,479,305 shares
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [ ]


--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           41.47%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

           PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 6 of 36 Pages

-------------------                                           ------------------
CUSIP NO. 269240107               SCHEDULE 13G                PAGE 7 OF 36 PAGES
--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Summit Subordinated Debt Fund II, L.P.
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
 3   SEC USE ONLY


--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware limited partnership
--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                           0 shares
    NUMBER OF
                 ---------------------------------------------------------------
     SHARES       6  SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY               25,479,305 shares
                 ---------------------------------------------------------------
      EACH        7  SOLE DISPOSITIVE POWER
   REPORTING
     PERSON                0 shares
                 ---------------------------------------------------------------
      WITH        8  SHARED DISPOSITIVE POWER

                           25,479,305 shares
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           25,479,305 shares
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [ ]


--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           41.47%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

           PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 7 of 36 Pages

-------------------                                           ------------------
CUSIP NO. 269240107               SCHEDULE 13G                PAGE 8 OF 36 PAGES
--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Summit Partners SD II, LLC
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
 3   SEC USE ONLY


--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware limited liability company
--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                           0 shares
    NUMBER OF
                 ---------------------------------------------------------------
     SHARES       6  SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY               25,479,305 shares
                 ---------------------------------------------------------------
      EACH        7  SOLE DISPOSITIVE POWER
   REPORTING
     PERSON                0 shares
                 ---------------------------------------------------------------
      WITH        8  SHARED DISPOSITIVE POWER

                           25,479,305 shares
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           25,479,305 shares
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [ ]


--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           41.47%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

            CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 8 of 36 Pages

-------------------                                           ------------------
CUSIP NO. 269240107               SCHEDULE 13G                PAGE 9 OF 36 PAGES
--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           E. Roe Stamps, IV
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
 3   SEC USE ONLY


--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                           0 shares
    NUMBER OF
                 ---------------------------------------------------------------
     SHARES       6  SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY               25,479,305 shares
                 ---------------------------------------------------------------
      EACH        7  SOLE DISPOSITIVE POWER
   REPORTING
     PERSON                0 shares
                 ---------------------------------------------------------------
      WITH        8  SHARED DISPOSITIVE POWER

                           25,479,305 shares
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           25,479,305 shares
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [ ]


--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           41.47%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

           IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 9 of 36 Pages

-------------------                                          -------------------
CUSIP NO. 269240107               SCHEDULE 13G               PAGE 10 OF 36 PAGES
--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Stephen G. Woodsum
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
 3   SEC USE ONLY


--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                           0 shares
    NUMBER OF
                 ---------------------------------------------------------------
     SHARES       6  SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY               25,479,305 shares
                 ---------------------------------------------------------------
      EACH        7  SOLE DISPOSITIVE POWER
   REPORTING
     PERSON                0 shares
                 ---------------------------------------------------------------
      WITH        8  SHARED DISPOSITIVE POWER

                           25,479,305 shares
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           25,479,305 shares
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [ ]


--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           41.47%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

           IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 10 of 36 Pages

-------------------                                          -------------------
CUSIP NO. 269240107               SCHEDULE 13G               PAGE 11 OF 36 PAGES
--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Gregory M. Avis
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
 3   SEC USE ONLY


--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                           0 shares
    NUMBER OF
                 ---------------------------------------------------------------
     SHARES       6  SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY               25,479,305 shares
                 ---------------------------------------------------------------
      EACH        7  SOLE DISPOSITIVE POWER
   REPORTING
     PERSON                0 shares
                 ---------------------------------------------------------------
      WITH        8  SHARED DISPOSITIVE POWER

                           25,479,305 shares
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           25,479,305 shares
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [ ]


--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           41.47%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

           IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 11 of 36 Pages

-------------------                                          -------------------
CUSIP NO. 269240107               SCHEDULE 13G               PAGE 12 OF 36 PAGES
--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           John A. Genest
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
 3   SEC USE ONLY


--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                           0 shares
    NUMBER OF
                 ---------------------------------------------------------------
     SHARES       6  SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY               25,479,305 shares
                 ---------------------------------------------------------------
      EACH        7  SOLE DISPOSITIVE POWER
   REPORTING
     PERSON                0 shares
                 ---------------------------------------------------------------
      WITH        8  SHARED DISPOSITIVE POWER

                           25,479,305 shares
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           25,479,305 shares
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [ ]


--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           41.47%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

           IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 12 of 36 Pages

-------------------                                          -------------------
CUSIP NO. 269240107               SCHEDULE 13G               PAGE 13 OF 36 PAGES
--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Martin J. Mannion
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
 3   SEC USE ONLY


--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                           0 shares
    NUMBER OF
                 ---------------------------------------------------------------
     SHARES       6  SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY               25,479,305 shares
                 ---------------------------------------------------------------
      EACH        7  SOLE DISPOSITIVE POWER
   REPORTING
     PERSON                0 shares
                 ---------------------------------------------------------------
      WITH        8  SHARED DISPOSITIVE POWER

                           25,479,305 shares
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           25,479,305 shares
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [ ]


--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           41.47%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

           IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 13 of 36 Pages

-------------------                                          -------------------
CUSIP NO. 269240107               SCHEDULE 13G               PAGE 14 OF 36 PAGES
--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Bruce R. Evans
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
 3   SEC USE ONLY


--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                           0 shares
    NUMBER OF
                 ---------------------------------------------------------------
     SHARES       6  SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY               25,479,305 shares
                 ---------------------------------------------------------------
      EACH        7  SOLE DISPOSITIVE POWER
   REPORTING
     PERSON                0 shares
                 ---------------------------------------------------------------
      WITH        8  SHARED DISPOSITIVE POWER

                           25,479,305 shares
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           25,479,305 shares
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [ ]


--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           41.47%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

           IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 14 of 36 Pages

-------------------                                          -------------------
CUSIP NO. 269240107               SCHEDULE 13G               PAGE 15 OF 36 PAGES
--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Thomas S. Roberts
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
 3   SEC USE ONLY


--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                           0 shares
    NUMBER OF
                 ---------------------------------------------------------------
     SHARES       6  SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY               25,479,305 shares
                 ---------------------------------------------------------------
      EACH        7  SOLE DISPOSITIVE POWER
   REPORTING
     PERSON                0 shares
                 ---------------------------------------------------------------
      WITH        8  SHARED DISPOSITIVE POWER

                           25,479,305 shares
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           25,479,305 shares
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [ ]


--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           41.47%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

           IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 15 of 36 Pages

-------------------                                          -------------------
CUSIP NO. 269240107               SCHEDULE 13G               PAGE 16 OF 36 PAGES
--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Walter G. Kortschak
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
 3   SEC USE ONLY


--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                           0 shares
    NUMBER OF
                 ---------------------------------------------------------------
     SHARES       6  SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY               25,479,305 shares
                 ---------------------------------------------------------------
      EACH        7  SOLE DISPOSITIVE POWER
   REPORTING
     PERSON                0 shares
                 ---------------------------------------------------------------
      WITH        8  SHARED DISPOSITIVE POWER

                           25,479,305 shares
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           25,479,305 shares
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [ ]


--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           41.47%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

           IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 16 of 36 Pages

-------------------                                          -------------------
CUSIP NO. 269240107               SCHEDULE 13G               PAGE 17 OF 36 PAGES
--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Joseph F. Trustey
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
 3   SEC USE ONLY


--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                           0 shares
    NUMBER OF
                 ---------------------------------------------------------------
     SHARES       6  SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY               25,479,305 shares
                 ---------------------------------------------------------------
      EACH        7  SOLE DISPOSITIVE POWER
   REPORTING
     PERSON                0 shares
                 ---------------------------------------------------------------
      WITH        8  SHARED DISPOSITIVE POWER

                           25,479,305 shares
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           25,479,305 shares
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [ ]


--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           41.47%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

           IN
--------------------------------------------------------------------------------


                              Page 17 of 36 Pages

                                  Schedule 13G

Item 1(a).  Name of Issuer: E-TEK Dynamics, Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:
            1885 Lundy Ave, San Jose, CA 95131.

Item 2(a). Names of Persons Filing: Summit/E-TEK Holdings, L.L.C., Summit Ventures IV, L.P., Summit Partners IV, L.P., Stamps, Woodsum & Co. IV, L.P., Summit Investors III, L.P., Summit Subordinated Debt Fund II, L.P., Summit Partners SD II, LLC, and Messrs. E. Roe Stamps, IV, Stephen G. Woodsum, Gregory M. Avis, John A. Genest, Martin J. Mannion, Bruce R. Evans, Thomas S. Roberts, Walter G. Kortschak, and Joseph F. Trustey.

            Summit Ventures IV, L.P., Summit Investors III, L.P. and Summit Subordinated Debt Fund II, L.P. are the sole security holders of Summit/E-TEK Holdings, L.L.C. Summit Partners IV, L.P. is the sole general partner of Summit Ventures IV, L.P. Stamps, Woodsum & Co. IV is the sole general partner of Summit Partners IV, L.P. Summit Partners SD II, LLC is the sole general partner of Summit Subordinated Debt Fund II, L.P. Messrs. Stamps, Woodsum, Avis, Genest, Mannion, Evans, Roberts, Kortschak and Trustey are individual general partners of Stamps, Woodsum & Co. IV, Summit Investors III, L.P., and Summit Partners SD II, LLC.

Item 2(b). Address of Principal Business Office or, if None, Residence: The address of the principal business office of Summit Ventures IV, L.P., Summit Partners IV, L.P., Stamps, Woodsum & Co. IV, L.P., Summit Investors III, L.P., Summit Subordinated Debt Fund II, L.P., Summit Partners SD II, LLC, and Messrs. E. Roe Stamps, IV, Stephen
            G. Woodsum, John A. Genest, Martin J. Mannion, Bruce R. Evans, Thomas S. Roberts, and Joseph F. Trustey is Summit Partners, 600 Atlantic Avenue, Boston, Massachusetts 02210. The address of the principal business office of Summit/E-TEK Holdings, L.L.C. and Messrs. Avis and Kortschak is Summit Partners, 499 Hamilton Avenue, Palo Alto, California 94301.

Item 2(c). Citizenship: Each of Summit/E-TEK Holdings, L.L.C. and Summit Partners SD II, LLC is a limited liability company organized under the laws of the State of Delaware. Each of Summit Ventures IV, L.P., Summit Partners IV, L.P., Summit Investors III, L.P. and Summit Subordinated Debt Fund II, L.P. is a limited partnership organized under the laws of the State of Delaware. Stamps, Woodsum & Co. IV, L.P. is a general partnership organized under the laws of the Commonwealth of


                              Page 18 of 36 Pages

            Massachusetts. Each of Messrs. Stamps, Woodsum, Avis, Mannion, Genest, Evans, Roberts, Kortschak and Trustey is a United States citizen.

Item 2(d). Title of Class of Securities: Common Stock, $.001 par value per share.

Item 2(e).  CUSIP Number: 269240107

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

            Not Applicable.

Item 4.     Ownership.

            (a)   Amount Beneficially Owned:

                  Each of Summit/E-TEK Holdings, L.L.C., Summit Ventures IV, L.P., Summit Partners IV, L.P., Stamps, Woodsum & Co. IV, L.P., Summit Investors III, L.P., Summit Subordinated Debt Fund II, L.P. and Summit Partners SD II, LLC (individually an "Entity" and collectively the "Entities") may be deemed to own beneficially 25,479,305 shares of Common Stock as of December 31, 1998. Each of Messrs. Stamps, Woodsum, Avis, Genest, Mannion, Evans, Roberts, Kortschak, and Trustey may be deemed to own beneficially 25,479,305 shares of Common Stock as of December 31, 1998.

                  As of December 31, 1998, Summit/E-TEK Holdings, L.L.C. was the record holder of 25,479,305 shares of Common Stock. The shares held of record by Summit/E-TEK Holdings, L.L.C. are referred to herein collectively as the "Record Shares." By virtue of the affiliate relationships among the Entities, each Entity may be deemed to own beneficially all of the Record Shares. Hence, each Entity may be deemed to own beneficially 25,479,305 shares of Common Stock. In their capacities as individual general partners of Stamps, Woodsum & Co. IV, Summit Investors III, L.P., and Summit Partners SD II, LLC each of Messrs. Stamps, Woodsum, Avis, Mannion, Genest, Evans, Roberts, Kortschak and Trustey may be deemed to own beneficially 25,479,305 shares of Common Stock.

                  Each of the reporting persons expressly disclaims beneficial ownership of any shares of Common Stock of E-TEK Dynamics, Inc., except in the case of Summit/E-TEK Holdings, L.L.C. for the 25,479,305 shares which it holds of record.

            (b)   Percent of Class:


                              Page 19 of 36 Pages

                  Summit/E-TEK Holdings, L.L.C.: 41.47%
                  Summit Ventures IV, L.P.: 41.47%
                  Summit Partners IV, L.P.: 41.47%
                  Stamps, Woodsum & Co. IV: 41.47%
                  Summit Investors III, L.P.: 41.47%
                  Summit Subordinated Debt Fund II, L.P.: 41.47%
                  Summit Partners SD II, LLC:  41.47%
                  E. Roe Stamps, IV: 41.47%
                  Stephen G. Woodsum: 41.47%
                  Martin J. Mannion: 41.47%
                  John A. Genest: 41.47%
                  Gregory M. Avis: 41.47%
                  Bruce R. Evans: 41.47%
                  Walter G. Kortschak: 41.47%
                  Thomas S. Roberts: 41.47%
                  Joseph F. Trustey: 41.47%

    The foregoing percentages are calculated based on the 61,431,231 shares of Common Stock reported to be outstanding on E-TEK Dynamics' Form 10-Q for the quarterly period ended January 1, 1999.

            (c)   Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote:

                        0 shares for each reporting person

                  (ii)  shared power to vote or to direct the vote:

                        Summit/E-TEK Holdings, L.L.C.: 41.47%
                        Summit Ventures IV, L.P.: 41.47%
                        Summit Partners IV, L.P.: 41.47%
                        Stamps, Woodsum & Co. IV: 41.47%
                        Summit Investors III, L.P.: 41.47%
                        Summit Subordinated Debt Fund II, L.P.: 41.47% Summit Partners SD II, LLC: 41.47%
                        E. Roe Stamps, IV: 41.47%
                        Stephen G. Woodsum: 41.47%
                        Martin J. Mannion: 41.47%
                        John A. Genest: 41.47%
                        Gregory M. Avis: 41.47%
                        Bruce R. Evans: 41.47%
                        Walter G. Kortschak: 41.47%
                        Thomas S. Roberts: 41.47%


                              Page 20 of 36 Pages

                        Joseph F. Trustey: 41.47%

                  (iii) sole power to dispose or direct the disposition of:

                        0 shares for each reporting person

                  (iv)  shared power to dispose or direct the disposition of:

                        Summit/E-TEK Holdings, L.L.C.: 41.47%
                        Summit Ventures IV, L.P.: 41.47%
                        Summit Partners IV, L.P.: 41.47%
                        Stamps, Woodsum & Co. IV: 41.47%
                        Summit Investors III, L.P.: 41.47%
                        Summit Subordinated Debt Fund II, L.P.: 41.47% Summit Partners SD II, LLC: 41.47%
                        E. Roe Stamps, IV: 41.47%
                        Stephen G. Woodsum: 41.47%
                        Martin J. Mannion: 41.47%
                        John A. Genest: 41.47%
                        Gregory M. Avis: 41.47%
                        Bruce R. Evans: 41.47%
                        Walter G. Kortschak: 41.47%
                        Thomas S. Roberts: 41.47%
                        Joseph F. Trustey: 41.47%

Item 5.     Ownership of Five Percent or Less of a Class.

            Not Applicable.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

            Not Applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

            Not Applicable.

Item 8.     Identification and Classification of Members of the Group.

            Not Applicable. The reporting persons expressly disclaim membership in a "group" as defined in Rule 13d-1(b)(ii)(H).

Item 9.     Notice of Dissolution of Group.


                              Page 21 of 36 Pages

            Not Applicable.

Item 10.    Certification.

            Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b).


                              Page 22 of 36 Pages

                                   SIGNATURES

    After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the Agreement listed on Exhibit 1 hereto.

Dated: February 9, 1999

SUMMIT VENTURES IV, L.P.                  SUMMIT SUBORDINATED DEBT
                                          FUND II, L.P.
By: Summit Partners IV, L.P.              By: Summit Partners SD II, LLC

By: Stamps, Woodsum & Co. IV
                                          By:            *
    By:             *                        ------------------------------
       ---------------------------           E. Roe Stamps, IV
       E. Roe Stamps, IV                     General Partner
       General Partner

                                          SUMMIT PARTNERS SD II, LLC
SUMMIT INVESTORS III, L.P.


By: /s/ John A. Genest                       By:             *
    ------------------------------              ---------------------------
    General Partner                             E. Roe Stamps, IV
                                                General Partner

SUMMIT PARTNERS IV, L.P.                  STAMPS, WOODSUM & CO. IV

By: Stamps, Woodsum & Co. IV

    By:           *                       By:             *
       ---------------------------           ------------------------------
       E. Roe Stamps, IV                     E. Roe Stamps, IV
       General Partner                       General Partner


                              Page 23 of 36 Pages

SUMMIT/E-TEK HOLDINGS, LLC                                  *
                                                ---------------------------
                                                Walter G. Kortschak
By: Summit Ventures IV, L.P.
    Its Manager                                             *
                                                ---------------------------
                                                E. Roe Stamps, IV
By: Summit Partners IV, L.P.
    Its General Partner                                     *
                                                ---------------------------
                                                Stephen G. Woodsum
By: Stamps, Woodsum & Co. IV
    Its General Partner                                     *
                                                ---------------------------
                                                Gregory M. Avis
By: /s/ John A. Genest
    ---------------------------
Name:                                                       *
Title:                                          ---------------------------
                                                Martin J. Mannion

                                                /s/ John A. Genest
                                                ---------------------------
                                                John A. Genest

                                                            *
                                                ---------------------------
                                                Bruce R. Evans

                                                            *
                                                ---------------------------
                                                Thomas S. Roberts

                                                            *
                                                ---------------------------
                                                Joseph F. Trustey


                                                *By: /s/ John A. Genest
                                                    -----------------------
                                                     John A. Genest,
                                                     Attorney-in-Fact


----------
* Pursuant to Powers of Attorney on file with the Commission, which Powers of Attorney are incorporated herein by reference. Copies of such Powers of Attorney are attached hereto as Exhibit 2.


                              Page 24 of 36 Pages

                                                                       Exhibit 1

                                    AGREEMENT

      Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of E-TEK Dynamics, Inc.

      This agreement may be executed in any number of counterparts, each of which shall be deemed an original.

      EXECUTED this 9th day of February, 1999.


SUMMIT VENTURES IV, L.P.                  SUMMIT SUBORDINATED DEBT
                                          FUND II, L.P.
By: Summit Partners IV, L.P.              By: Summit Partners SD II, LLC

By: Stamps, Woodsum & Co. IV
                                          By:              *
    By:            *                         ------------------------------
       ---------------------------           E. Roe Stamps, IV
         E. Roe Stamps, IV                   General Partner
         General Partner

                                          SUMMIT PARTNERS SD II, LLC
SUMMIT INVESTORS III, L.P.


By: /s/ John A. Genest                       By:           *
   -------------------------------              ---------------------------
    General Partner                             E. Roe Stamps, IV
                                                General Partner

SUMMIT PARTNERS IV, L.P.                  STAMPS, WOODSUM & CO. IV

By: Stamps, Woodsum & Co. IV

    By:             *                       By:            *
       ---------------------------             ---------------------------
       E. Roe Stamps, IV                       E. Roe Stamps, IV
       General Partner                         General Partner


                              Page 25 of 36 Pages

SUMMIT/E-TEK HOLDINGS, LLC                                   *
                                                ---------------------------
                                                Walter G. Kortschak
By:  Summit Ventures IV, L.P.
    Its Manager                                              *
                                                ---------------------------
                                                E. Roe Stamps, IV
By: Summit Partners IV, L.P.
    Its General Partner                                      *
                                                ---------------------------
                                                Stephen G. Woodsum
By: Stamps, Woodsum & Co. IV
    Its General Partner                                      *
                                                ---------------------------
                                                Gregory M. Avis
By: /s/ John A. Genest
    ---------------------------
Name:                                                        *
Title:                                          ---------------------------
                                                Martin J. Mannion

                                                /s/ John A. Genest
                                                ---------------------------
                                                John A. Genest

                                                             *
                                                ---------------------------
                                                Bruce R. Evans

                                                             *
                                                ---------------------------
                                                Thomas S. Roberts
                                                             *
                                                ---------------------------
                                                Joseph F. Trustey


                                                *By: /s/ John A. Genest
                                                ---------------------------
                                                     John A. Genest,
                                                     Attorney-in-Fact


----------
* Pursuant to Powers of Attorney on file with the Commission, which Powers of Attorney are incorporated herein by reference. Copies of such Powers of Attorney are attached hereto as Exhibit 2.


                              Page 26 of 36 Pages